Exhibit 99.1

Rex Energy Announces Addition to Board of Directors

STATE COLLEGE, Pa., July 29, 2013 (GLOBE NEWSWIRE) – Rex Energy Corporation (NASDAQ: REXX) is pleased to announce Todd N. Tipton has joined the company’s Board of Directors.

Mr. Tipton has over 35 years of experience in the oil and gas industry. Most recently, he served as Executive Vice President of Exploration for SandRidge Energy, Inc. where he was responsible for the exploration and exploitation strategy for the company. Before joining SandRidge, Mr. Tipton served as Exploration Manager for the Western Division of Devon Energy Corporation. Prior to that, he was a private consultant for several oil and gas clients, both domestic and international, the Senior Vice President of Exploration for Samson Resources, and held various managerial and consulting roles for E&P companies. Mr. Tipton began his career with Conoco Inc., now ConocoPhillips Company, where he served in both managerial and technical roles working on domestic and international projects. He holds a Bachelor of Arts degree in Geology from The State University of New York at Buffalo and completed the executive development program at the Johnson Graduate School of Management at Cornell University.

Lance T. Shaner, Rex Energy’s Chairman of the Board of Directors, commented, “We are extremely pleased to welcome Todd Tipton to the Board of Directors of Rex Energy Corporation. Todd brings us extensive experience and a thorough understanding of the geological and operational aspects of the oil and gas industry. He will be an invaluable asset to our Board of Directors.”

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States.

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For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com